Exhibit 99.3

Biota Pharmaceuticals, Inc.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial data is intended to show how the Transaction affected historical financial statements if the Transaction had been completed on July 1, 2011 for the purpose of the statement of operations and September 30, 2012 for the purpose of the balance sheet, and was prepared based on the historical financial results reported by Nabi Biopharmaceuticals, Inc. (Nabi) and Biota Holdings Limited (Biota). This data also includes the adjustments to reflect the reverse stock split of one share for every six and the special cash dividend of $31.4 million completed by Nabi in November 2012. The information has been prepared in accordance with U.S. GAAP. It has been derived from and should be read in conjunction with the audited and unaudited historical financial statements of each of Nabi and Biota and the notes thereto, as well as the disclosures contained in each company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The Transaction is accounted for as a reverse acquisition under the acquisition method of accounting. Under the acquisition method of accounting, Biota is treated as the accounting acquirer and Nabi is treated as the “acquired” company for financial reporting purposes because, immediately upon completion of the Transaction, Biota’s stockholders held a majority of the voting interest of the combined company. In addition, members of the new Board and management were principally drawn from the Biota business and the majority of the ongoing business is comprised of activities related to Biota’s pre-merger business.

The unaudited pro forma combined financial statements are prepared in accordance with the regulations of the SEC. The pro forma adjustments reflecting the completion of the Transaction are based upon the acquisition method of accounting in accordance with U.S. GAAP, and upon the assumptions set forth in the notes to the unaudited pro forma combined financial statements.

The unaudited pro forma combined balance sheet as of September 30, 2012 combines the historical balance sheets of Biota and Nabi as of September 30, 2012 and gives pro forma effect to the Transaction as if they had been completed on that date.

The unaudited pro forma combined statement of operations for the three months ended September 30, 2012 combines the unaudited historical statements of operations of Biota and Nabi for their respective three-month periods ended September 30, 2012 and gives pro forma effect to the Transaction as if it had been completed on July 1, 2011. The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2012 combines the historical statements of operations of Nabi and Biota for their respective twelve months ended June 30, 2012 and gives pro forma effect to the Transaction as if it had been completed on July 1, 2011. Statements of operations information is presented for the continuing operations of Nabi for all periods.

Unaudited Pro Forma Condensed Consolidated Financial Information

The accompanying notes on the following pages are an integral part of, and should be read together in connection with, these financial statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended June 30, 2012

	Nabi (A) US$’000	Biota (B) US$’000	Pro Forma Adjustments US$’000	Note	Pro Forma Combined US$’000
Revenue
Revenues from products	3,184	8,834			12,018
Revenue from services	—	11,524			11,524
Other income	—	75			75

Expenses
Cost of services	(289)	(9,873)			(10,162)
Research and development	—	(16,450)			(16,450)
Product development	(8,822)	(7,585)			(16,407)
Business development	—	(2,245)			(2,245)
General, selling and administrative expenses	(6,057)	(7,191)	1,900	E	(11,348)

Operating loss	(11,984)	(22,911)	1,900		(32,995)
Interest income	137	3,166			3,303
Other income/(expense)	104	—			104

Loss before tax	(11,743)	(19,745)	1,900		(29,588)
Income tax credit	—	550			550

Net loss from continuing operations	(11,743)	(19,195)	1,900		(29,038)

Basic and diluted net loss per share	(0.08)	(0.106)	(0.844)	C	(1.03)
Weighted average shares used in basic and diluted per share computations (in thousands)	42,578	181,775	(196,216)	D	28,137

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended September 30, 2012

	Nabi (F) US$’000	Biota (G) US$’000	Pro Forma Adjustments US$’000	Note	Pro Forma Combined US$’000
Revenue
Revenues from products	632	(16)			616
Revenue from services	—	1,423			1,473
Other income	—	7			7

Expenses
Cost of services	—	(1,549)			(1,549)
Research and development	—	(3,517)			(3,517)
Product development	(3,145)	(1,084)			(4,229)
Business development	—	(360)			(360)
General, selling and administrative expenses	(1,605)	(2,832)	1,300	E	(3,137)

Operating loss	(4,118)	(7,878)	1,300		(10,696)
Interest income	30	537			567
Other income/(expense)	(2)	—			(2)

Loss before tax	(4,090)	(7,341)	1,300		(10,131)
Income tax credit	—	98			98

Net loss from continuing operations	(4,090)	(7,243)	1,300		(10,033)

Basic and diluted net loss per share	(0.12)	(0.04)		C	(0.36)
Weighted average shares used in basic and diluted per share computations	32,825	182,516	(187,204)	D	28,137

Unaudited Pro Forma Condensed Consolidated Balance Sheet as at September 30, 2012

	Nabi (A) US$’000	Biota (B) US$’000	Pro Forma Adjustments US$’000	Note	Pro Forma Combined US$’000
ASSETS
Current assets
Cash & equivalents	66,322	47,051	(33,634)	C	79,739
Accounts receivable—Trade net	—	4,782	—		4,782
Prepayments	188	425	(188)	C	425
Other current assets	—	823	—		823

Total Current assets	66,510	53,081	(33,822)		85,769

Non-current assets
Property, plant and equipment	—	4,673	—		4,673
Intangible assets	—	1,796	—		1,796
Deferred tax assets	—	1,450	—		1,450

Total Non-current assets	—	7,919	—		7,919

Total Assets	66,510	61,000	(33,822)		93,688

LIABILITIES
Current liabilities
Accounts payable	333	1,803	(333)	C	1,803
Accrued expenses	2,736	2,729	6,052	C,D	11,517
Deferred revenue	2,526	521	(2,526)	C	521
Deferred tax liabilities	—	133	—		133
Other current liabilities—provisions	—	1,801	—		1,801

Total Current liabilities	5,595	6,987	(3,007)		15,775

Non-current liabilities
Deferred revenue	30,948	—	(30,948)	C	—
Other long term liabilities—provisions	—	506	—		506

Total Non-current liabilities	30,948	506	(30,948)		—

Total liabilities	36,543	7,493	(33,955)		16,281

EQUITY
Common Stock	6,357	100,804	(104,347)	C	2,814
Treasury Stock—Common	(117,048)	(1,397)	1,397	C	(117,048)
Additional paid in capital	375,995	441	(143,391)	C	233,045
Foreign currency translation reserve	—	30,802	—		30,802
Accumulated deficit	(235,337)	(77,143)	240,274	C,D	(72,206)
Stockholders’ equity	29,967	53,507	(6,067)		77,407

Total liabilities and stockholders’ equity	66,510	61,000	(33,822)		93,688

1. Basis of Presentation

The historical financial data has been adjusted to give pro forma effect to events that are (i) directly attributable to the Transaction and the reverse stock split of one share for every six and the special cash dividend of $31.4 million completed by Nabi in November 2012, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed. The final purchase price allocation and a final determination of these fair values, including goodwill will be reflected in the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2012 (the “December 31 Form 10-Q”).

The unaudited pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been combined during the periods presented.

2. Description of Transaction

On April 22, 2012, Nabi and Biota entered into the Transaction Agreement, which was subsequently amended on August 6, 2012 and further amended by the Amendment on September 17, 2012. Pursuant to the terms and subject to the conditions set forth in the Transaction Agreement, Biota became a wholly owned subsidiary of Nabi on completion of the Transaction on November 8, 2012.

On the completion of the Transaction, each outstanding share of Biota ordinary shares converted into the right to receive 0.1249539870 shares of Nabi common stock, as calculated pursuant to the terms of the Transaction Agreement. Pursuant to the Transaction Agreement, Biota stockholders received shares in Nabi common stock representing approximately 83% of the outstanding combined stock of the combined company. Nabi stockholders continued to own their existing Nabi common stock, which represented approximately 17% of the outstanding combined stock of the combined company. Shortly before the completion of the Transaction, Nabi completed a reverse stock split, with one share issued for every six previously held. The issued share capital on completion comprised the following:

No of Shares
Ex-Nabi stockholders	4,720,999
Ex-Biota stockholders	23,416,347

Total shares on issue	28,137,346

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Nabi are recorded at the acquisition date fair values and added to those of Biota. The pro forma adjustments are based on Biota’s management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition. These estimates are based on the most recently available information.

3. Calculation of estimated consideration transferred and allocation to net assets acquired

The purchase consideration in a reverse acquisition is determined with reference to the value of equity that the accounting acquirer (in this case Biota, the legal subsidiary) has issued to the owners of the accounting acquiree (Nabi, the legal parent) to give them their interest in the combined entity.

The purchase price is calculated as follows:

Number of shares issued to Nabi stockholders	4,720,999
Value per share, using volume weighted share price on November 9, 2012	$4.0168
Implied Purchase Price (in thousands)	$18,963

Net assets acquired comprise:

US$’000
Cash received	32,688
Liabilities payable	(5,688)

Net cash received	27,000

Excess of net assets acquired over Implied Purchase Price	8,037

No separate allocation of purchase consideration to vested employee stock options has been ascribed in the preliminary purchase accounting determination as the Company has assessed them as immaterial. As the net assets acquired exceed the Implied Purchase Price, the final excess will be recognized as Other Income in the December 31 Form 10-Q. In accordance with SEC rules, this has not been reflected in the pro forma income statements as it will not have a continuing impact on the combined result.

No amounts have been allocated to identifiable intangible assets. Nabi’s remaining assets include:

•	The residual value of NicVAX® and any next-generation nicotine vaccine; and

•	The potential royalty of Phoslyra which was sold to a third party in 2006.

Given the significant uncertainty associated with future cash flows from these assets, no value has been ascribed to them in the preliminary allocation of the purchase price.

4. Notes to the Unaudited Pro Forma Condensed Consolidated Statement of Operations

(A)	Represents Nabi’s historical financial information for the fiscal year ended June 30, 2012 under U.S. GAAP, derived from Nabi’s SEC filings for the second quarter ending on that date and for the year ended December 31, 2011.

(B)	Represents Biota’s historical financial information for its fiscal year ended June 30, 2012 under U.S. GAAP.

(C)	Represents the loss per share, incorporating the adjusted number of common shares described in note 2 above.

(D)	Represents the number of common shares, in thousands incorporating the adjusted number of common shares described in note 2 above.

(E)	Reflects the elimination from the proforma income statements of costs directly related to the Transaction incurred by Biota in the relevant period ($1.9 million in the year to 30 June 2012 and $1.3 million in the three months to 30 September 2012).

(F)	Represents Nabi’s unaudited historical financial information in the three-month period ended September 30, 2012 under U.S. GAAP derived from Nabi’s SEC filings for the quarter ending on that date.

(G)	Represents Biota’s unaudited historical financial information in the three-month period ended September 30, 2012 under U.S. GAAP.

5. Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

(A)	Represents Nabi’s unaudited historical financial information as of September 30, 2012 under U.S. GAAP, derived from Nabi’s SEC filings for the quarter ending on that date.

(B)	Represents the unaudited historical financial information of Biota as of September 30, 2012 under U.S. GAAP.

(C)	Reflects the acquisition method of accounting based on an appraisal of the assets and liabilities of Nabi as discussed in note 3 above. This includes the elimination of Nabi’s historical reserve accounts as Nabi is not considered the accounting acquirer and the creation of an additional paid in capital balance relating to the merger. Common and treasury stock balances remain those of Nabi as the legal acquirer. The excess of net assets acquired above the purchase consideration has been reflected within the accumulated deficit of the combined entity.

(D)	Represents an accrual for the remaining costs associated with the Transaction, estimated to be $3.1 million (with total costs of the Transaction anticipated to be $6.3 million of which $3.2 million were expensed prior to 30 September 2012).